Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and is effective this 28th day of February, 2024 (“Effective Date”) by and between 7495 RP, LLC a Maryland limited liability company having an address at 5377 Jackson Mountain Road, Frederick, Maryland 21702 (“Landlord”), and CARTESIAN THERAPEUTICS, INC., a Delaware corporation, having a headquarters address at 704 Quince Orchard Road (Suite 140), Gaithersburg, Maryland 20878 (“Tenant”). Following the Commencement Date (as defined below), Tenant’s address for notice purposes shall be at the Premises.
RECITALS

A.    WHEREAS, Landlord owns certain real property and the improvements and buildings thereon located at 7495 New Horizon Way, Frederick, Maryland 21702 (the “Property”); and
B.    WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises, as more particularly described below, located in the building located at the Property (the “Building”), pursuant to the terms and conditions of this Lease, as detailed below. As more particularly described on Exhibit “A” attached hereto, Tenant shall lease approximately 19,199 square feet of Rentable Area located on the first floor of the Building (the “Premises”). The Building contains 74,179 square feet of Rentable Area.
AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

Section 1.    Term.
1.1.    Length, Commencement, Termination. This Lease shall take effect upon the Effective Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto. This Lease shall be for a term (hereinafter referred to as the “Term”) (a) commencing on the Delivery Date (as defined below) (the “Commencement Date”) and (b) terminating at 11:59 p.m., local time seven (7) full Lease Years following the Commencement Date (the “Termination Date”). Possession of the Premises shall be deemed tendered to Tenant upon the Delivery Date, as defined below. Prior to entering the Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord's Building manager, and such entry shall be made in compliance with all terms and conditions of this Lease. For purposes herein, the “Delivery Date” for the Premises shall be the date on which Landlord has delivered full possession of the Premises to Tenant. Tenant acknowledges that as of the date hereof, [***] is occupying the Premises and Landlord may not have legal possession of the Premises, and that Landlord will not deliver possession of the Premises until Landlord has obtained legal possession of the Premises free of such tenant. Subject to any Tenant Delays and Force Majeure, and provided that Tenant has executed and delivered this Lease on or before February 29, 2024, Landlord intends to deliver possession of the Premises to Tenant no later than April 1, 2024 (“Expected Delivery Date”). If Landlord is unable to deliver possession of the Premises to Tenant by the Expected Delivery Date, Landlord shall incur no liability and this Lease shall not be terminated; however, in such event the

Commencement Date shall be extended until such date that Landlord delivers the Premises to Tenant; provided, however, if Landlord does not deliver full possession of the Premises to Tenant within sixty (60) days of the Expected Delivery Date, which date shall be subject to extension due to Tenant Delay or Force Majeure (the “Outside Delivery Date”), Tenant shall receive a credit to be applied against the next installments of Base Rent equal to one hundred percent (100%) of the daily Base Rent per day for each day after the Outside Delivery Date until full possession of the Premises is delivered to Tenant. Between the Effective Date and the Commencement Date, all of the provisions of this Lease shall be in full force and effect except for Tenant’s obligations to pay Rent and such other obligations that are applicable to Tenant having possession of the Premises including obligations to carry required insurance, perform any maintenance or repair of the Premises or be liable to indemnify Landlord for any claims, losses or expenses with respect to the Premises. As used herein, the first “Lease Year” shall begin on the Commencement Date and shall end on the last day of the twelfth (12th) full calendar month following the Rent Commencement Date (as defined below), and each succeeding “Lease Year” shall each consist of a twelve (12)-month period beginning with the first day of the first month following the end of the prior Lease Year (it being acknowledged that the first Lease Year may contain more than twelve (12) months).
1.2.    Confirmation of Commencement and Termination. Once the Rent Commencement Date is ascertained, Landlord and Tenant shall, at Landlord’s request confirm in writing setting forth the Commencement Dates and the Termination Date in the form of Exhibit “D” hereto.
1.3.    Surrender.
1.3.1.    At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, prior to and as a condition of Tenant’s surrender of possession of any part of the Premises, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable Laws, including laws pertaining to the surrender of the Premises, (ii) place ‘Laboratory Equipment Decontamination Forms’ on all decommissioned equipment to assure safe occupancy by future users and (iii) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any ‘Recognized Environmental Conditions’ set forth in the Exit Survey for which Tenant is responsible under this Lease which require remediation pursuant to Environmental Laws and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.
1.3.2.    Tenant shall at its expense, at the expiration of the Term or any earlier termination of this Lease, (a) promptly surrender to Landlord possession of the Premises (including any fixtures or other improvements which, under the provisions of Section 5, are owned by Landlord) in good order and repair (ordinary wear and tear and damage by casualty or Condemnation excepted) and broom clean, (b) remove therefrom Tenant’s signs, goods and effects and any machinery, moveable trade fixtures and equipment which are used in conducting Tenant’s trade or business and are not owned by Landlord, and (c) repair any damage to the Premises or the Building caused by such removal. Tenant shall indemnify, defend with counsel satisfactory to Landlord and hold Landlord harmless from and against any and all any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”), incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.
1.4.    Holding Over. If Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease:
1.4.1.    such occupancy shall (unless the parties hereto agree in writing) be deemed to be under a month-to-month tenancy, which shall continue until either party hereto notifies the other in writing, at least thirty (30) days before the end of any calendar month, that the notifying party elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate;
1.4.2.    anything contained herein to the contrary, the rental payable for each such monthly period shall equal the aggregate of (a) one hundred fifty percent (150%) of the Base Rent payable for the final Lease Year of the Term for the first sixty (60) days, and two hundred percent (200%) of the Base Rent payable for the final Lease Year of the Term thereafter, plus (b) the Additional Rent payable under the provisions of Subparagraph 2.1.2 (which Additional Rent shall be calculated for each such monthly period in accordance with such provisions of Section 2.2, except that in doing so one-twelfth (1/12th) of the amount thereof shall be used instead of the entire amount); and
1.4.3.    such month-to-month tenancy shall otherwise be upon the same terms and subject to the same conditions as those set forth in the provisions of this Lease. Neither the compliance with the conditions set forth in the provisions of this Lease nor the payment of the amounts set forth in this section shall create any right in Tenant to continue in possession of the Premises or limit any rights or remedies of Landlord resulting from such holdover; and
1.4.4.    [intentionally omitted]; and
1.4.5.    Landlord’s rights and remedies under this Section 1.4 shall be cumulative and in addition to every other right or remedy existing at law or in equity or by statute.
Section 2.    Rent.
2.1.    Amount. As rent for the Premises (all of which is hereinafter referred to collectively as “Rent”), Tenant shall pay to Landlord all of the following:
2.1.1.    Base Rent. Commencing on the date which is the earlier to occur of either (i) commencement of beneficial use of the Premises by Tenant for the conduct of Tenant’s business (which for clarification shall not be deemed to include occupancy for moving in furniture, fixtures, equipment and other personal property, or completing the Improvements (as defined in Section 5.2, below), or (ii) two (2) calendar months following the Commencement Date (the “Rent Commencement Date”), an annual base rent (the “Base Rent”), payable monthly in advance pursuant to the following schedule:

Lease Year	Rent Per Square Foot	Annual Base Rent (annualized amount)	Monthly Base Rent
1	$47.00	$ 902,353.00	$75,196.08
2	$48.41	$ 929,423.59	$77,451.97
3	$49.86	$ 957,262.14	$79,771.85
4	$51.36	$ 986,060.64	$82,171.72
5	$52.90	$1,015,627.10	$84,635.59
6	$54.49	$1,046,153.51	$87,179.46
7	$56.12	$1,077,447.88	$89,787.32

2.1.2.    Payment of Operating Costs as Additional Rent. Commencing on the Rent Commencement Date and continuing thereafter throughout the Term, Tenant shall, within thirty (30) days after written demand therefor by Landlord accompanied by a statement setting forth in reasonable detail the Property’s Operating Costs (as defined in Paragraph 2.2.1(a) below) for such calendar year, pay to Landlord as Additional Rent, Tenant’s Share (defined in Subparagraph 2.2.1(b) below of the Operating Costs for such calendar year. If only part of any calendar year falls within the Term, the amount computed as Additional Rent for such calendar year shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration of the Term before the end of a calendar year shall not impair Tenant’s obligation hereunder to pay such prorated portion of such Additional Rent).
2.1.3.    Other Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant (but excluding consequential damages).
2.2.    Operating Costs.
2.2.1.    Definitions. As used herein:
(a)     The term “Operating Cost” or “Operating Costs” shall mean the actual costs incurred by Landlord in owning, operating, managing, maintaining and making repairs and replacements to the Building and Property during each calendar year of the Term, and shall include or exclude, by way of example rather than of limitation, the following:
(i)    Inclusions. (A) Government impositions, including property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Building, (including the parcel or parcels of real property upon which the Building and areas serving the Building are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Building; taxes based on the square footage of the Premises, the

Building or the Property, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Property or the parking facilities serving the Property; any fee for a business license to operate any business in the Building (excluding business licenses applicable to a particular tenant in the Building); and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof (collectively, “Real Estate Taxes”); (B) charges or fees for, and taxes on, the furnishing of water, sewer service, electricity, gas, telephone and cable services, or other utility services; (C) costs of providing elevator, security, snow removal and ground maintenance services; maintaining the building envelope, mechanical systems, sprinkler and fire & life safety systems, drive aisles, roadways, parking areas, garage and interior and exterior common areas; including like-kind replacements; (D) the cost of providing janitorial and trash removal services; (E) the cost of cleaning the windows; (F) the cost of providing, maintaining and operating shared common area amenity spaces, including but not limited to, the conference and workout facilities and tenant lounge; (G) all other costs of maintaining or repairing or, to the extent permitted herein, replacing any or all of the Building or the Property; (H) charges or fees for any necessary governmental permits; (I) the cost of any space occupied by the property manager; (J) management fees (not to exceed four percent (4%) of gross annual revenues), overhead, salaries and expenses; (K) premiums for hazard, liability, D&O, environmental, workers’ compensation or any other insurance purchased by Landlord, including the cost of insurance endorsements in order to repair, replace and re-commission the Building for re-certification after any loss to maintain Green Standards (as defined below), including any deductibles, upon any or all of the Property; (L) costs arising under service contracts with independent contractors; (M) costs of any services not provided by Landlord to the Building or Property on the date hereof but hereafter provided by Landlord in its prudent management of the Property and Building (provided such costs are competitively priced); (N) additions or alterations made by Landlord to the Property or the Building in order to comply with legal requirements (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Property or the Building for the Permitted Use, provided that the cost of such additions or alterations that are determined to be capitalized by Landlord and which are intended to reduce Operating Costs, in Landlord’s sole and absolute discretion, shall be amortized over a period equal to the useful life thereof for federal income tax purposes; and, (O) the cost of any other items which, under generally accepted accounting principles consistently applied from year to year with respect to the Property and Building, constitute operating or maintenance costs attributable to any or all of the Property and Building. As used herein “Green Standards” include the U.S. EPA’s ENERGY STAR® rating and/or Design to Earn ENERGY STAR, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or other applicable standard, or to support achieving energy and carbon reduction targets, and Operating Costs shall also include all costs of maintaining, managing, reporting, commissioning, and re-commissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with the U.S. EPA’s ENERGY STAR® rating and/or Design to Earn ENERGY STAR, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or other applicable standard.
(ii)    Exclusions. (A) the expense of principal and interest payments made by Landlord pursuant to the provisions of any mortgage or deed of trust covering the Property; (B) any deduction for depreciation of the

Property taken on Landlord’s income tax returns; (C) the cost of Landlord’s federal, state or local income taxes; (D) the cost of any repair made by the Landlord because of the total or partial destruction of the Property or the condemnation of a portion of the Property; (E) any costs which are reimbursed by insurance proceeds or any other source; (F) expenses of Landlord in curing its defaults or performing work expressly provided for in the Lease to be borne at Landlord’s expense (including work for other tenants in the Property); (G) the cost of marketing and leasing the Property, including leasing commissions, advertising and other marketing costs, and related legal, accounting and other professional services; (H) costs to prepare space for occupancy by any tenants of the Property and for renovating, painting, repainting, decorating, redecorating, planning, designing space for any tenants (including Tenant), and the cost of any credits, allowances, or other payments or rent waivers or concessions granted to any tenant (including Tenant); (I) costs incurred by Landlord in exercising remedies against tenants of the Property who violate terms of their leases; (J) franchise, corporate, gift, transfer, excise, capital stock, estate succession or inheritance taxes; (K) penalties or interest for late payment of taxes; (L) wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or management agent or anyone else over the level of building supervisor; (M) ground rent and related costs, (N) interest or penalties resulting from late payment by Landlord to the extent not due to late receipt of payments from other sources, (O) special services paid for and solely serving other specific tenants other than Tenant, (P) acquisition costs for artwork in the building, (Q) utilities paid directly by other tenants for their premises, (R) charitable and political contributions, (S) bad debt, rent loss and reserves for bad debt and rent loss, (T) costs paid to an affiliate of Landlord to the extent in excess of market rates by comparable services of unrelated third parties, (U) costs incurred by Landlord for capital improvements, except for the cost incurred for such capital improvements made: (i) to conform with laws enacted after the Commencement Date of this Lease; (ii) to provide or maintain Building standards (other than Building standard Improvements); or (iii) with the primary purpose of reducing or controlling increases in Operating Costs, which expenses shall be amortized over the useful life thereof based on GAAP, and (V) costs incurred due to Landlord’s gross negligence or willful misconduct.
(b)    The term “Tenant’s Share” represents the approximate and (for purposes of the provisions of this Lease) hereby agreed-upon proportion which the Rentable Area of the Premises bears to the Rentable Area of the Building, which amount shall be twenty-five and nine tenths percent (25.9%).
(c)        Notwithstanding anything to the contrary contained in this Section 2.2, Tenant shall not be obligated to pay to Landlord Tenant’s Share of increases in Controllable Operating Costs (defined hereinafter) for each calendar year of the Term hereof following the first Comparison Year (defined hereinafter), to the extent that such increases in Controllable Operating Costs exceed five percent (5%) of the previous Comparison Year’s increases in Controllable Operating Costs, calculated on a cumulative and compounding basis (the “Controllable Operating Costs Cap”). For purposes of this Section 2.2(c), “Controllable Operating Costs” shall mean all Operating Costs other than Non-Controllable Expenses (defined hereinafter). “Non-Controllable Expenses” shall mean Real Estate Taxes, property insurance costs, cost of utilities, cost of removing and controlling ice and snow, and costs incurred to achieve compliance with government laws, regulations and orders promulgated after the Commencement Date. The Controllable Operating Expense Cap shall be applied separately during each year of the Term. As used herein, “Comparison Year” is defined as each calendar year during the Term of this Lease after the first Lease Year. Tenant's Share for the last Comparison Year of the Term of this Lease shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.
2.2.2.    Computation of Additional Rent Due.

(a)    Following the end of each calendar year during the Term, Landlord shall compute the total of the Operating Costs incurred for all of the Property during such calendar year, and allocate to the Premises its proportionate share of the Operating Costs for the Property, based on Tenant’s Share of Operating Cost and shall furnish Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Costs for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Costs for such year. If Tenant’s Share of actual Operating Costs for such year exceeds Tenant’s payments of Operating Costs for such year, the excess shall be due and payable by Tenant as Additional Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Costs for such year exceed Tenant’s Share of actual Operating Costs for such year Landlord shall credit the excess to Tenant's next succeeding installment of Additional Rent, except that after the expiration, or earlier termination of the Term provided Tenant is not delinquent in its obligation to pay Additional Rent (beyond all applicable notice and cure periods), Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.
(b)    Anything contained in the foregoing provisions of this Subparagraph 2.2.2 to the contrary notwithstanding, wherever Tenant and/or any other tenant of space within the Property has agreed in its lease or otherwise to provide any item of Operating Costs partially or entirely at its own expense, in allocating the Operating Costs pursuant to the foregoing provisions of this Subparagraph 2.2.2, Landlord shall make an appropriate adjustment so as to avoid allocating to Tenant or to any other tenant, as the case may be, those Operating Costs covering such services already being provided by Tenant or by such other tenant at its own expense.
2.2.3.    Landlord’s Right to Estimate. Notwithstanding anything contained in the foregoing provisions of this Section 2 to the contrary, Landlord may, at its discretion and in any calendar year of the Term, (a) make from time to time during the Term but not more frequently than two times per calendar year a reasonable estimate of the Additional Rent which may become due for any calendar year, (b) require Tenant to pay to Landlord for each calendar month during such year one-twelfth (1/12th) of such estimated Additional Rent, at the time and in the manner that Tenant is required hereunder to pay the monthly installment of the Base Rent for such month, and (c) at Landlord’s reasonable discretion, increase or decrease from time to time during such calendar year the amount initially so estimated for such calendar year, all by giving Tenant written notice thereof, accompanied by a schedule setting forth the same in reasonable detail.
2.3.    When Due and Payable.
2.3.1.    Base Rent shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term; provided that the installment of the Base Rent payable for the first full calendar month of the Term (and, if the Term commences on a day other than the first (1st) day of a calendar month, that portion of the Base Rent which is payable for such month) shall be due and payable upon the full execution and delivery of this Lease.
2.3.2.    Any Additional Rent accruing under any provision of this Lease shall, except as is otherwise set forth herein, be due and payable when the installment of the Base Rent next falling due after such Additional Rent accrues becomes due and payable, unless Landlord makes written demand upon Tenant for payment thereof at any earlier time, in which event such Additional Rent shall be due and payable at such time, provided, however, in no event shall Tenant have less than twenty (20) days after receipt of an invoice to make any payment of Additional Rent.
2.3.3.    Each such payment shall be made promptly when due, without any deduction or set-off whatsoever, and without demand, failing which Tenant shall pay to Landlord as Additional Rent: (a) a late charge in the amount of five percent (5%) of such payment; and (b) in the event of such payment shall not be received by Landlord within five (5) days after such due date, then Tenant hereby covenants and agrees to pay to Landlord interest on such amount due payable at the Default Rate; provided, however, that no late charge or interest in clause (a) or (b) above shall be assessed if not more frequently than one (1) time in any twelve-month period the Rent is not paid when due, if such Rent is received by Landlord within five (5) days after notice thereof is delivered to Tenant, and (c) in the event Tenant pays the rent by check and said check is returned by the bank unpaid, Tenant shall pay to Landlord the sum of Three Hundred Dollars ($300.00) to cover the costs and expenses of processing the returned check, in addition to the aforesaid monthly rent payment, and any late charges which may be involved.
2.3.4.    If Tenant disputes the amount set forth in the Annual Statement delivered by Landlord pursuant to Section 2.2.2, Tenant shall have the right, at Tenant's sole expense, not later than ninety (90) days following receipt of such Annual Statement, to request in writing that Landlord's books and records in respect to the calendar year which is the subject of the Annual Statement be audited by a regionally recognized real estate company or certified public accountant selected by Tenant and reasonably acceptable to Landlord. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. Before conducting any audit, Tenant must pay the full amount of Operating Costs billed. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in monetary default under the Lease. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit. Tenant's right to undertake an audit with respect to any calendar year shall expire ninety (90) days after Tenant's receipt of the Annual Statement, and such statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such ninety (90) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Costs for the calendar year which is the subject of the Annual Statement. If Tenant gives Landlord notice of its intention to audit Operating Costs, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Tenant's share of Operating Costs shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. In no event will this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Costs. Tenant agrees that the results of any Operating Cost audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity (other than the nationally recognized real estate company or certified public accountant hired by Tenant; provided that they agree to the same level of confidentiality). Any such audit conducted pursuant to this Section shall be conducted at Tenant’s sole cost and expense, unless such audit determines that the amounts paid by Tenant to Landlord for Operating Costs exceeds the amount to which Landlord was entitled to receive by more than five percent (5%) of the total Operating Costs, in which case Landlord shall pay for the commercially reasonable fees and expenses of Tenant’s accounting firm, provided such fees shall not exceed $3,500.
2.4.    Where Payable. Tenant shall pay the Rent, in lawful currency of the United States of America, to Landlord by delivering or mailing to Landlord’s address which is set forth hereinabove, or to such other address or in such other manner as Landlord from time to time specifies by written notice to Tenant. Any payment made by Tenant to Landlord on account of Rent may be credited by Landlord to the payment of any Rent then past due before being credited to Rent currently falling due. Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto hereby agreeing that Landlord’s acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or Landlord’s acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair Landlord’s rights hereunder to be paid all of such amount then due, or in any other respect.
2.5.    Tax on Lease. If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge (other than any income, inheritance or estate tax) directly or indirectly upon (a) Landlord with respect to this Lease or the value thereof, (b) Tenant’s use or occupancy of the Premises, (c) the Base Rent, Additional Rent or any other sum payable under this Lease, or (d) this transaction, then (except if and to the extent that such tax, assessment, levy or other charge is included in the Operating Costs) Tenant shall pay the amount thereof as Additional Rent to Landlord upon demand, unless Tenant is prohibited by law from doing so, in which event Landlord may, at its election, terminate this Lease by giving written notice thereof to Tenant.
2.6.    Security Deposit.
2.6.1.    Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit in the sum of Two Hundred Twenty-Five Thousand Five Hundred Eighty-Eight and 25/100 Dollars ($225,588.25) (which amount represents three (3) months of Base Rent) (the “Security Deposit”) as security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain the Security Deposit in a separate account. Except as may be required by Applicable Law, Tenant shall not be entitled to interest on the Security Deposit. Within approximately thirty (30) days after the later of (i) the expiration or earlier termination of the Term or (ii) Tenant’s vacating the Premises in the condition required by this Lease, Landlord shall return the Security Deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations, or any default by Tenant, under this Lease. If there shall be any default under this Lease by Tenant, then the foregoing deadline shall not apply and Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the Security Deposit for the payment of any (a) Base Rent, Additional Rent or any other sum as to which Tenant is in default, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses, costs or damages incurred by reason of Tenant’s default (including, but not limited to, any damage or deficiency arising in connection with the reletting of the Premises). If any portion of the Security Deposit is so used or applied, then within three (3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the original sum deposited, and Tenant’s failure to do so shall constitute an Event of Default under this Lease. Neither the application of the Security Deposit as set forth above nor the restoration by Tenant of such Security Deposit shall operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled.

2.6.2.    If Landlord transfers or credits the Security Deposit to any purchaser or other transferee of Landlord’s interest in the Building, then Tenant shall look only to such purchaser or transferee for the return of the Security Deposit, and Landlord shall be released from all liability to Tenant for the return of such Security Deposit. Tenant acknowledges that no Mortgagee shall be liable for the return of any Security Deposit made by Tenant hereunder except to the extent that such holder actually receives such Security Deposit or portion thereof. Tenant shall not pledge, mortgage, assign or transfer the Security Deposit or any interest therein
2.6.3.    The Security Deposit may be in the form of cash or an unconditional, irrevocable letter of credit (the “Letter of Credit”) in substitution for a cash Security Deposit, subject to the following terms and conditions. If Tenant has delivered a cash Security Deposit, Tenant shall have the right to substitute a Letter of Credit complying with the terms set forth below, whereupon Landlord shall promptly return the cash Security Deposit to Tenant. Any such Letter of Credit shall (i) be in the form and substance satisfactory to Landlord in its commercially reasonable discretion; (ii) be at all times in the amount of the Security Deposit, and shall on its face state that multiple and partial draws are permitted and either (a) that partial draws will not cause a corresponding reduction in the stated face amount of the Letter of Credit or (b) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the Letter of Credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the Letter of Credit (it being understood that the total security deposit on hand, whether in cash or Letter of Credit form, shall at all times be not less than the total Security Deposit as so defined); (iii) be issued by a commercial bank located in the State of Maryland area (or if located outside the State of Maryland, permits presentation by facsimile or overnight mail) that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P 2 (or equivalent) by Moody's Investor Service, Inc., or at least A 2 (or equivalent) by Standard & Poor's Corporation, and otherwise acceptable to Landlord in its sole and absolute discretion (it being agreed that [***] is an acceptable issuer); (iv) be made payable to, and expressly transferable and assignable one or more times at no charge by Landlord or any Mortgagee (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith); (v) be payable at sight to a local branch of the issuer (or payable by presentation by facsimile or overnight mail) of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (vi) be for a term not less than one (1) year; and (vii) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days' prior written notice of cancellation to Landlord and Tenant (which will thereafter entitle Landlord to draw on the Letter of Credit). Tenant shall maintain the Letter of Credit in full force and effect throughout the entire the Term and until sixty (60) days after the expiration or earlier termination of the Term, and shall cause the Letter of Credit to be renewed or replaced not less than thirty (30) days prior to its expiration date.
2.6.4.    Landlord shall have the right to draw upon the Letter of Credit in whole or in part and apply the proceeds thereof as may be necessary to compensate Landlord for any default under this Lease on the part of Tenant, and Tenant, within three (3) business days after Landlord delivers written demand therefor to Tenant, shall forthwith restore the Letter of Credit to its original amount; provided, however, neither the application of the Security Deposit as set forth above nor the restoration by Tenant of such Security Deposit shall operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled. Should Landlord elect to draw the full amount of the Letter of Credit upon a default by Tenant, Tenant expressly waives any right it might otherwise have to prevent Landlord from drawing on the Letter of Credit and agrees that an action for damages and not injunctive or other equitable relief shall be Tenant's sole remedy in the event Tenant disputes Landlord's claim to any such amounts.
2.6.5.    Notwithstanding anything in this Lease to the contrary, any cure or grace period set forth in this Lease shall not apply to any of the foregoing provisions of this Section 2.6, and, if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least thirty (30) days prior to expiration of the then-current Letter of Credit, then Landlord or its assignee shall have the right to immediately draw upon the Letter of Credit without notice to Tenant and hold the proceeds as a cash Security Deposit. In addition, if the issuer's credit rating is reduced below P 2 (or equivalent) by Moody's Investors Service, Inc. or below A 2 (or equivalent) by Standard & Poor's Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord or its assignee shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section 2.6, and Tenant's failure to obtain such substitute Letter of Credit within ten (10) business days following Landlord's or its assignee's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord or its assignee to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. Landlord or its assignee shall also be entitled to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant, if Landlord or such assignee is precluded by Applicable Law from giving any default or other notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord or its assignee is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Section 2.6 and, within ten (10) business days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord and/or the holder of any Mortgage in its sole and absolute discretion (and Tenant's failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit and shall constitute an Event of Default under this Lease.
Section 3.    Use of Premises.
3.1.    Permitted Use. Tenant shall, continuously throughout the Term, occupy and use the Premises for and only for general office, lab, research and development, GMP bio-manufacturing in accordance with all Applicable Laws (the “Permitted Use”). Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes. Landlord makes no representation or warranty that Tenant's use is permitted by applicable zoning laws or other laws and regulations, except that Landlord does hereby confirm that, as of the date hereof, the Building may be used for the Permitted Use. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Property, including, without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord's prior written consent, which consent may be given or withheld in Landlord's sole discretion. Tenant shall not (a) permit any animals or pets to be brought to or kept in the Premises (except service animals), (b) except as otherwise expressly provided in Sections 22 and 23 of the Lease, install any equipment, antenna, dish or other device on the roof of the Building or outside of the Premises without Landlord’s consent, which consent may be given or withheld in Landlord's sole discretion, (c) make any penetrations into the roof of the Building without Landlord’s consent, which consent may be given or withheld in Landlord's sole discretion, (d) place loads upon floors, walls or ceilings in excess of the load such items were designed to carry, or (e) place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies or other items outside of the Building in which the Premises is located.
3.2.    Applicable Law. In its use of the Premises and the remainder of the Property, Tenant shall not violate any federal, state, municipal or local laws, codes, ordinances, rules and regulations of Governmental Authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Law(s)”). Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises or the common areas in any manner that will tend to create waste, noise, odors or vibrations or a nuisance or shall tend to disturb other occupants of the Building. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises.
3.3.    Access; Common Areas; Parking.
3.3.1.    Subject to Force Majeure, and other events beyond the reasonable control of Landlord, from and after the Commencement Date Tenant shall have access to the Premises, 24 hours per day, seven days per week throughout the Term (and the Renewal Term).
3.3.2.    Landlord hereby grants to Tenant a non-exclusive license to use (and to permit its officers, directors, agents, employees and invitees to use in the course of conducting business at the Premises), throughout the Term:
(a)     any and all elevators, common stairways, lobbies, common hallways and other portions of the Building which, by their nature, are manifestly designed and intended for common use by the occupants of the Building, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes; and
(b)    any and all portions of the Property which, by their nature, are manifestly designed and intended for common use by the occupants of the Building, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes.
3.3.3.    Such license shall be exercised in common with the exercise thereof by Landlord, any other tenant or owner of the Building or any other building located on such tract, and their respective officers, directors, agents, employees and invitees, and in accordance with the Rules and Regulations promulgated from time to time pursuant to the provisions of Section 11.
3.3.4.    Tenant’s employees and guests shall have the right, throughout the Term, at no additional cost, to park standard sized passenger automobiles at the rate of three (3) parking spaces per 1,000 square feet of Rentable Area of the Premises in the location shown on Exhibit “E” attached hereto subject to reasonable rules enacted by Landlord from time to time during the Term.

3.3.5.    Tenant shall not be entitled to use or permit to be used (i) the main entrance of the Building, or (ii) any entrance to the Building and the Premises other than that entrance designated by Landlord as being the delivery entrance, for the delivery of inventory, materials, supplies, trade fixtures or other similar items, all of which shall be delivered to the Building and the Premises only during such hours as are reasonably acceptable to Landlord.
3.4.    Amenities. Tenant shall have the non-exclusive license during the Term to utilize any amenity located at the Building, if any, which may include any of the following (collectively, the “Amenities”): shared conference facility; shared autoclave and glass washing suite; shared dock height loading; tenant lounge and kitchen area; outdoor plaza with seating; and 24-hour web-based critical monitoring system included in laboratory and support areas. Landlord reserves the right to implement reasonable rules and regulations in connection with the use of the Amenities, including the requirement that the users of the Amenities sign a waiver and release of liability. The Amenities shall be deemed common areas of the Building, and Landlord reserves the right, at any time, in its reasonable discretion and without reduction in Rent due under this Lease, to close or discontinue (permanently or temporarily), modify and/or relocate to another portion of the Building, any one or more of the Amenities, consistent with amenities offered by similar first-class buildings in the geographic area as the Building.
Section 4.    Insurance and Indemnification.
4.1.    Increase In Risk. Tenant:
4.1.1.    shall not do or permit to be done any act or thing as a result of which either (a) any policy of insurance of any kind covering (i) any or all of the Property or (ii) any liability of the Landlord in connection therewith may become void or suspended, or (b) the insurance risk under any such policy would (in the opinion of the insurer thereunder) be made greater; and
4.1.2.    shall pay as Additional Rent the amount of any increase in any premium for such insurance resulting from any breach of such covenant, within ten (10) days after Landlord notifies Tenant of such increase.
4.2.    Insurance to be Maintained by Tenant.
4.2.1.    Tenant shall maintain at its expense, throughout the Term, insurance against loss or liability in connection with bodily injury, death, property damage or destruction, occurring within the Premises or arising out of the use thereof by Tenant or its agents, employees, officers, subtenants, invitees, visitors and guests, under one or more policies of commercial general liability insurance containing contractual liability coverage and having such limits as to each as are reasonably required by Landlord from time to time, but in any event of not less than Three Million Dollars ($3,000,000.00) combined single limit coverage for bodily injury to or death of any one person during any one occurrence, and for or death of all persons in any one occurrence, and for property damage or destruction during any one occurrence. Tenant may satisfy such insurance requirements through an umbrella liability policy. Tenant also agrees to carry Special Form-Causes of Loss property insurance covering for full replacement value all of Tenant’s improvements made in and to the Premises which were paid for by Tenant, if any, and all of Tenant’s goods and merchandise, trade fixtures, furniture, signs, decorations, furnishings, wall covering, floor covering, draperies, equipment, and all other items and personal property of Tenant located on or within the Premises. Each such liability policy shall (a) name as an additional insured thereunder Landlord, Landlord’s property manager, and, at the Landlord’s request, any Mortgagee (hereinafter defined), (b) by its terms, be considered primary and non-contributory with respect to any other insurance carried by Landlord or its successors and assigns, (c) by its terms be cancelable only on at least thirty (30) days’ prior written notice to the Landlord (and, at Landlord’s request, any such Mortgagee), and (d) be issued by an insurer having an A.M. Best’s Key Rating Guide rating of A-VII or better licensed to issue such policy in Maryland. It is expressly understood and agreed that neither the issuance of any insurance policy required hereunder nor the foregoing minimum levels of insurance coverage shall limit the liability of Tenant for its acts or omissions as provided in this Lease.
4.2.2.    At least (a) thirty (30) days before the Commencement Date, Tenant shall deliver to Landlord a copy of each such policy (or at Landlord’s option, a certificate thereof), and (b) thirty (30) days before any such policy expires, Tenant shall deliver to Landlord a copy of a replacement policy therefor (or at Landlord’s option, a certificate thereof); provided, that so long as such insurance is otherwise in accordance with the provisions of this Section 4 and expressly and unconditionally affords coverage to the Premises and to Landlord as required hereunder, Tenant may carry any such insurance under a blanket policy covering the Premises for the risks and in the minimum amounts specified in Subparagraph 4.2.1, in which event Tenant shall deliver to Landlord two (2) insurer’s certificates therefor in lieu of a copy thereof, as aforesaid. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant's property or Tenant's obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant's obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.
4.3.    Insurance to be Maintained by Landlord. Landlord shall maintain throughout the Term Special Form-Causes of Loss property insurance upon the Building in such amounts as determined by Landlord in its sole but reasonable discretion. The cost of the premiums for such insurance and of each endorsement thereto shall be deemed, for purposes of the provisions of Section 2, to be an Operating Cost.
4.4.    Mutual Release and Waiver of Subrogation. If either party hereto is paid any proceeds under any policy of insurance naming such party as an insured, on account of any loss or damage, then such party hereby releases the other party hereto, to and only to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortious act or omission of the other party, its agents or employees; provided, that such release shall be effective only as to a loss or damage occurring while the appropriate policy of insurance of the releasing party provides that such release shall not impair the effectiveness of such policy or the insured’s ability to recover thereunder. Each party hereto shall use reasonable efforts to have a clause to such effect included in its said policies of insurance, and shall promptly notify the other in writing if such clause cannot be included in any such policy. The aforementioned waiver and release shall also cover and include any deductible under any property insurance policy of Landlord or Tenant even if such deductible is required to be paid by the party suffering the loss to its property.
4.5.    Liability of Parties. Except if and to the extent that such party is released from liability to the other party hereto pursuant to the provisions of Subparagraph 4.4:
4.5.1.    Landlord (a) shall be responsible for, and shall defend, indemnify and hold harmless Tenant against and from any and all liability or claim of liability arising out of, any injury to or death of any person or damage to any property, occurring anywhere upon the Property, if, only if and to the extent that such injury, death or damage is proximately caused by the grossly negligent or intentionally tortious act or omission or willful misconduct of Landlord or its agents, officers or employees, but (b) shall not be responsible for or be obligated to indemnify or hold harmless Tenant against or from any liability for any such injury, death or damage occurring anywhere upon the Property (including the Premises) by reason of (i) Tenant’s occupancy or use of the Premises or any other portion of the Property, or (ii) any fire, windstorm, act of God or other cause unless directly caused by such grossly negligent or intentionally tortious act or omission or willful misconduct of Landlord, as aforesaid; and
4.5.2.    Excluding those situations in which Landlord is obligated to indemnify and hold harmless Tenant under the provisions of Subparagraph 4.5.1, Tenant shall be responsible for, and shall defend, indemnify and hold harmless Landlord, Landlord’s affiliates, employees, agents, contractors, property manager, and, at the Landlord’s request, any Mortgagee (collectively, “Landlord Indemnitees”) against and from and Claims arising or occurring within the Premises or as result of a default under this Lease.
Section 5.    Improvements to Premises.
5.1.    Initial Construction by Landlord.
5.1.1.    Tenant shall lease the Premises in its “as-is” condition, except that Landlord warrants that the electrical, plumbing, mechanical, sprinkler and fire & life safety systems shall be in good working order as of the Commencement Date, and Landlord shall repair with reasonable promptness any latent defects in any such Building systems reported by Tenant to Landlord in writing within 365 days of the Commencement Date. Additionally, prior to the Commencement Date, Landlord shall deliver to Tenant a current Exit Survey indicating that the Premises have been decommissioned and are free from all Recognized Environmental Conditions which require remediation pursuant to Environmental Laws. Furthermore, Landlord shall, at Landlord’s expense, provide the improvements to the Premises, if any, using building standard materials, shown and indicated on Exhibit “B” attached hereto (the “Landlord Construction”). Except for reasons of Tenant Delay or Force Majeure (as each are defined below), Landlord Construction shall be completed within ninety (90) days of the Commencement Date. Landlord and Tenant shall coordinate Landlord Construction so as to not unreasonably interfere with Tenant’s use of the Premises or its completion of the Improvements (as defined below). In the event that Landlord Construction is not substantially complete within one hundred twenty (120) days after the Commencement Date (subject to Tenant Delay and Force Majeure)(the “Outside Completion Date”), Tenant shall receive a credit to be applied against the next installments of Base Rent equal to fifty percent (50%) of the daily Base Rent per day for each day after the Outside Completion Date until Landlord Construction is substantially complete.
5.1.2.    As used in this Lease each of the following items is referred to individually or collectively as a “Tenant Delay”; or
(a)    Tenant’s request for changes or additions to any Landlord Construction subsequent to the date hereof; or
(b)    The performance of any work or other activity in the Premises by any person or firm employed or retained by Tenant which hinders Landlord’s performance hereunder; or
(c)    Tenant’s request for long lead items, i.e., materials, finishes or installations which are not immediately available as needed to meet Landlord’s schedule for substantial completion of the Landlord Construction; or

(d)    Any other Tenant caused delay.
5.1.3.    Tenant, by its assumption of possession of the Premises, shall for all purposes of this Lease be deemed to have accepted the Premises, except for the completion of and the Landlord Construction.
5.2.    Initial Construction by Tenant. Following the Delivery Date, Tenant and Tenant’s agents shall have the right to install special equipment, furniture, telephone and computer equipment and for completing the Tenant’s improvements to the Premises as more fully set forth Exhibit “B-1” (the “Improvements”). Tenant acknowledges and agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to Tenant, its agents, contractors or employees or to Tenant’s improvements and alterations made in the Premises or the property placed therein, all of the same being at Tenant’s sole risk unless to the extent such injury, loss or damage is caused by the gross negligence or willful misconduct of Landlord.
5.3.    Subsequent Improvements By Tenant. Following completion of the Landlord Construction, if any, and the Improvements by Tenant pursuant to Paragraph 5.2 above, Tenant shall not make any further alteration, addition or improvement to the Premises without first obtaining the Landlord’s written consent thereto and to the identity of the contractor or other person who would make the same (which, in the case of nonstructural alterations, additions and improvements only, shall not unreasonably be withheld, conditioned or delayed). At the time of such consent, Landlord shall identify any alterations, additions or improvements that Landlord will require Tenant to remove at the expiration of the Term of this Lease, and unless so identified, Landlord shall have not right to require the removal of the same. If Landlord consents to any such proposed alteration, addition or improvement, it shall be made at Tenant’s sole expense (and Tenant shall hold Landlord harmless from any cost incurred on account thereof), and at such time and in such manner as not unreasonably to interfere with the use and enjoyment of the remainder of the Property by any tenant thereof or other person. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may reasonably require. Any such improvements made to the Premises by Tenant or its contractors shall be made only in a good and workmanlike manner, using new, first-class materials, and in accordance with all applicable codes and Landlord’s “Construction Rules and Regulations” attached hereto as Schedule “B-2” , and as modified by Landlord from time to time. Landlord reserves the right, in its discretion, to monitor the construction of any such work (and to be reimbursed for any reasonable third-party costs to monitor such construction, but not in excess of one percent (1%) of the actual cost thereof), and to require Tenant to remove any thereof that does not conform to such standard. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes (as defined below) to the Premises after at least ten (10) business days' prior written notice to (but without requiring the consent of) Landlord. “Cosmetic Changes” shall mean those alterations of a purely decorative nature which are not visible from the exterior of the Premises, do not result in a modification to the physical layout of the Premises, do not require the issuance of a permit, and the cost or value of which (including installation) in the aggregate is less than Fifty Thousand Dollars ($50,000) per project, and which do not adversely affect the mechanical, HVAC, electrical, structural or any other base building systems.
5.4.    Mechanics’ Liens. Tenant shall (a) immediately after it is filed or claimed, bond or have released any mechanics’, materialman’s or other lien filed or claimed against any or all of the Premises, the Property, or any other property owned or leased by Landlord, by reason of labor or materials provided for the Tenant or any of its contractors or subcontractors, or otherwise arising out of the Tenant’s use or occupancy of the Premises or any other portion of the Property (excluding, however, Landlord Construction), and (b) defend, indemnify and hold harmless Landlord from and against any and all Claims incurred by Landlord on account of any such lien or claim.

5.5.    Fixtures. Any and all improvements, repairs, alterations and all other property attached to, used in connection with or otherwise installed within the Premises by Landlord or Tenant shall, immediately on the completion of their installation, become Landlord’s property without payment therefor by Landlord, except that any machinery, equipment or fixtures installed by Tenant at no expense to Landlord and used in the conduct of the Tenant’s trade or business (rather than to service the Premises or any of the remainder of the Building or the Property generally) shall remain Tenant’s property, and shall be removed by Tenant at the end of the Term (and any damage to the Premises caused by such removal shall be repaired at Tenant’s expense). Tenant shall also remove any alterations and improvements prior to the end of the Term provided the same were designated by Landlord in writing at the time Landlord gave its approval for the same.
5.6.    Personal Property Taxes. Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Premises. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.
5.7.    Rentable Area. The term "Rentable Area" shall reflect such areas as reasonably calculated by Landlord's architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord's architect to reflect changes to the Premises, and the Building, as applicable, in accordance with the ANSI/BOMA 2017 “Standard Method for Measuring Floor Area in Office Buildings.”
Section 6.    Maintenance and Services.
6.1.    Services.
6.1.1.    Landlord shall, as part of Operating Costs, provide or cause to be provided to the Premises and the common areas of the Building (i) water and sewer service, (ii) lighting of the common areas of the Building and Property only, (iii) heating, ventilating and air conditioning (“HVAC”) to maintain reasonably comfortable temperatures therein at all times, and (iv) refuse and trash collection and janitorial services to the common areas of the Building only, all of which shall be consistent with comparable first-class life science buildings in the same geographic area as the Building. Electricity (for lights and plugs) serving the Premises shall be separately metered, and Tenant shall directly pay the electric utility. Landlord shall maintain a dumpster on the Property for the non-hazardous office waste generated by Tenant and other tenants and occupants of the Building. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s Share of any utilities, then Tenant shall pay Landlord for Tenant’s Share of such utilities to reflect such excess. In the event that the Building is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the Building to equal Landlord’s reasonable estimate of what such utility usage would have been had the Building, as applicable, been fully occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities.
6.1.2.    Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); regulations, moratoria or other actions, inactions or delays; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”); or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding the foregoing, if there is a failure by Landlord to furnish the utilities or services specified in this Lease, which failure: (i) interferes substantially with or prevents Tenant’s use of the Premises or any material part thereof, (ii) is capable of being remedied by Landlord by the exercise of commercially reasonable efforts (as opposed to being outside of Landlord’s control), and (iii) continues for five (5) consecutive business days following receipt of notice delivered by Tenant to Landlord, the Base Rent shall abate for the period beginning on the sixth (6th) business day following such interruption and continuing until such interruption is remedied, based upon the portion or portions of the Premises rendered unusable by such interruption of utilities or services. Tenant acknowledges that the foregoing rent abatement shall be Tenant's sole and exclusive remedy for any such failure to furnish such utilities.
6.1.3.    Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.
6.1.4.    Tenant shall not, without Landlord’s prior written consent, use any device in the Premises that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Share of the Building beyond the existing capacity of the Building usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Share of the Building’s capacity to provide such utilities or services.
6.1.5.    If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.
6.1.6.    Landlord shall provide water in common areas for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord reasonably determines that Tenant requires, uses or consumes water in the Premises for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.
6.1.7.    Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure; provided, however, that Landlord shall, except in case of emergency, endeavor to provide Tenant not less than five (5) business days’ advance notice (which notice may be oral or electronic) of any planned stoppage of any service or utility for routine maintenance, repairs, alterations or improvements. Without limiting the foregoing, It is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.
6.1.8.    Landlord shall not be liable for any interruption whatsoever in utility services not furnished by Landlord, nor for interruptions in utility services furnished by Landlord which are due to fire, accident, strike, acts of God or other causes beyond the control of Landlord or which are necessary or useful in connection with making any alterations, repairs or improvements required by Applicable Law (including, by way of example rather than of limitation, any federal law or regulation relating to the furnishing or consumption of energy or the temperature of buildings).
6.1.9.     [intentionally omitted].
6.1.10.    For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an energy usage report for purposes of compliance with Green Standards (e.g., related to EPA Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Property may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers, and Tenant shall pay Landlord the actual cost incurred by Landlord plus fifteen percent (15%). In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
6.2.    Maintenance.
6.2.1.    Landlord shall repair and maintain (a) the structural and exterior portions of the Building including roofing and covering materials, foundations, and loading docks and exterior walls and windows, (b) the life-safety sprinklers and fire panel (including associated monitoring of the fire panel and elevator safety) within the Building, (c) the HVAC system including the central boilers and chillers located in the Building and (d) the common areas (including snow plowing and shoveling and the maintenance of landscaped areas). All such repair and maintenance shall be performed in a manner consistent with comparable first-class life science buildings in the same geographic area as the Building. The structural components of the Building, including structural walls, foundation, roof, windows, loading docks, loading doors, and replacements to the parking surfaces of the Property shall be performed at Landlord's sole cost and not included in Operating Costs, unless the need for the same is caused by Tenant (or another party acting by or on behalf of Tenant).
6.2.2.    Except for services of Landlord, if any, required by Section 6.2.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises installed by Tenant, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than as described in Exhibit "B".
6.2.3.    Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.
6.2.4.    If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.
6.2.5.    This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Property. In the event of a casualty described in Section 8, Section 8 shall apply in lieu of this Section. In the event of Condemnation, Section 9 shall apply in lieu of this Section.

6.2.6.    Unless specifically excluded herein or elsewhere in this Lease, all costs and expenses incurred by Landlord pursuant to this Section 6.2 shall constitute Operating Costs.
Section 7.    Landlord’s Right of Entry and Right to Cure.
7.1.1.    Landlord and its agents shall be entitled to enter the Premises at any reasonable time (upon reasonable prior notice to Tenant) and Tenant, at its election, may accompany Landlord and its agents, and except in the event of an emergency, upon advanced notice (which notice may be oral or electronic) (a) to inspect the Premises, (b) to exhibit the Premises to any existing or prospective mortgagee, or to any prospective purchaser or tenant, (c) to make any alteration, improvement or repair to the Building or the Premises, or (d) for any other purpose relating to the operation and maintenance of the Property; provided, that Landlord shall (i) (unless doing so is impractical or unreasonable because of emergency) give Tenant reasonable prior notice of its intention to enter the Premises, and (ii) use commercially reasonable efforts to avoid thereby interfering more than is reasonably necessary with Tenant’s use and enjoyment thereof. Notwithstanding the foregoing, except in an emergency, Landlord shall have no access to manufacturing area within the Premises.
7.1.2.    If Tenant fails to perform any of its covenants under this Lease, Landlord may elect to perform such covenant on behalf of Tenant after giving Tenant at least three (3) business days written notice of Landlord’s intention to do so, provided however, that if an emergency situation exists, no notice shall be required. Tenant shall reimburse Landlord in Additional Rent for any sums paid or costs incurred by Landlord in curing such default, together with interest at the Default Rate of the sums paid or costs incurred by Landlord in curing the default, from the respective dates of Landlord’s making the payments and incurring such costs, within ten (10) days after delivery of a statement from Landlord for the amount due. The exercise by Landlord of its rights under this Section shall not prejudice or waive any rights or remedies Landlord might otherwise have against Tenant.
Section 8.    Fire and Other Casualties.
8.1.    General. If the Premises are damaged by fire or other casualty during the Term,
8.1.1.    Landlord shall restore the Premises with reasonable promptness (taking into account the time required by Landlord to effect a settlement with, and to procure any insurance proceeds from, any insurer against such casualty, but in any event within two hundred seventy (270) days after the date of such casualty) to substantially the condition of the Premises immediately before such casualty, and may temporarily enter and possess any or all of the Premises for such purpose (provided, that Landlord shall not be obligated to repair, restore or replace any fixture, improvement, alteration, furniture or other property owned, installed or made by Tenant), but
8.1.2.    the times for commencement and completion of any such restoration shall be extended for the period of any delay beyond the reasonable control of Landlord (not to exceed an additional sixty (60) days). If the Landlord undertakes to restore the Premises and such restoration is not accomplished within the said period of two hundred seventy (270) days plus the period of any extension thereof, as aforesaid, Tenant may terminate this Lease by giving written notice thereof to Landlord within thirty (30) days after the expiration of such period, as so extended; and

8.1.3.    so long as Tenant is deprived of the use of any or all of the Premises on account of such casualty, the Base Rent and any Additional Rent payable under the provisions of Paragraph 2.2 shall be abated in proportion to the number of square feet of the Premises rendered substantially unfit for occupancy by such casualty, unless, because of any such damage, the undamaged portion of the Premises is made materially unsuitable for use by Tenant for the purposes set forth in the provisions of Section 3, in which event the Base Rent and any such Additional Rent shall be abated entirely during such period of deprivation.
8.2.    Substantial Destruction. Anything contained in the foregoing provisions of this Section 8 to the contrary notwithstanding,
8.2.1.    If during the Term the Building is so damaged by fire or other casualty that (a) either the Premises or (whether or not the Premises are damaged) the Building are rendered substantially unfit for occupancy, as reasonably determined by Landlord, or (b) the Building is damaged to the extent that Landlord reasonably elects to demolish the Building, or (c) if any Mortgagee requires that any or all of such insurance proceeds be used to retire any or all of the debt secured by its Mortgage, or (d) the insurance proceeds received by Landlord are less than the cost of restoration of the Building, then in any such case Landlord may elect to terminate this Lease as of the date of such casualty, by giving written notice thereof to Tenant within thirty (30) days after such date. Further, if the restoration of the Premises is not expected to be accomplished within a period of two hundred seventy (270) days after the date of such casualty, Tenant may terminate this Lease by giving written notice thereof to Landlord within (30) days after the date of such casualty; and
8.2.2.    In such event, (a) Tenant shall pay to Landlord the Base Rent and any Additional Rent payable by Tenant hereunder and accrued through the date of such casualty, (b) Landlord shall repay to Tenant any and all prepaid Rent for periods beyond such termination, and (c) Landlord may enter upon and repossess the Premises without further notice.
8.2.3.    Tenant’s Negligence. Notwithstanding anything contained in any provision of this Lease to the contrary, if any such damage to the Premises, the Building or both are caused by or result from the negligent or intentionally tortious act or omission of Tenant, those claiming under Tenant or any of their respective officers, employees, agents or invitees,
8.2.4.    The Rent shall not be suspended or apportioned as aforesaid, and
8.2.5.    Except if and to the extent that Tenant is released from liability therefor pursuant to the provisions of Paragraph 4.4, Tenant shall pay to Landlord upon demand, as Additional Rent, the cost of (a) any repairs and restoration made or to be made as a result of such damage, or (b) (if Landlord elects not to restore the Building) any damage or loss which Landlord incurs as a result of such damage.
Section 9.    Condemnation.
9.1.    Right to Award.
9.1.1.    If any or all of the Premises are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is hereinafter referred to as a

“Condemnation”), Landlord shall be entitled to collect from the condemning authority thereunder the entire amount of any award made in any such proceeding or as consideration for such conveyance, without deduction therefrom for any leasehold or other estate held by the Tenant under this Lease.
9.1.2.    Tenant hereby (a) assigns to Landlord all of Tenant’s right, title and interest, if any, in and to any such award; (b) waives any right which it may otherwise have in connection with such Condemnation, against Landlord or such condemning authority, to any payment for (i) the value of the then-unexpired portion of the Term, (ii) leasehold damages, and (iii) any damage to or diminution of the value of Tenant’s leasehold interest hereunder or any portion of the Premises not covered by such Condemnation; and (c) agrees to execute any and all further documents which may be required to facilitate Landlord’s collection of any and all such awards.
9.1.3.    Subject to the operation and effect of the foregoing provisions of this Section 9, Tenant may seek, in a separate proceeding, a separate award on account of any damages or costs incurred by Tenant as a result of such Condemnation, so long as such separate award in no way diminishes any award or payment which Landlord would otherwise receive as a result of such Condemnation.
9.2.    Effect of Condemnation.
9.2.1.    If (a) all of the Premises are covered by a Condemnation, or (b) any part of the Premises or the parking areas of the Building (which would have the effect of invalidating the certificate of occupancy) is covered by a Condemnation and the remainder thereof is insufficient for the reasonable operation therein of Tenant’s business in Tenant’s commercially reasonable business judgment, or (c) any of the Building is covered by a Condemnation and, in Landlord’s reasonable opinion, it would be impractical to restore the remainder thereof, or (d) any of the rest of the Property is covered by a Condemnation and, in Landlord’s reasonable opinion, it would be impractical to continue to operate the remainder of the Property thereafter, then, in any such event, the Term shall terminate on the date on which possession of so much of the Premises, the Building or the rest of the Property, as the case may be, as is covered by such Condemnation is taken by the condemning authority thereunder, and all Rent (including, by way of example rather than of limitation, any Additional Rent payable under the provisions of subsection 2.2), taxes and other charges payable hereunder shall be apportioned and paid to such date.
9.2.2.    If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this subsection, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent and any Additional Rent payable under the provisions of Paragraph 2.2 shall be reduced in proportion to the square footage of floor area, if any, of the Premises covered by such Condemnation.
9.3.    Limitation on Landlord’s Liability. If there is a Condemnation, Landlord shall have no liability to the Tenant on account of any (a) interruption of Tenant’s business upon the Premises, (b) diminution in Tenant’s ability to use the Premises, or (c) other injury or damage sustained by Tenant as a result of such Condemnation.
9.4.    Separate Proceedings. Except for any separate proceeding brought by Tenant under the provisions of Subparagraph 9.1.3, Landlord shall be entitled to conduct any such condemnation proceeding and any settlement thereof free of interference from Tenant, and Tenant hereby waives any right which it otherwise has to participate therein.

Section 10.    Assignment and Subletting.
10.1.    Limitations. Tenant hereby acknowledges that Landlord has entered into this Lease because of Tenant’s financial strength, goodwill, ability and expertise and that, accordingly, this Lease is one which is personal to Tenant, and agrees for itself and its successors in interest hereunder that it will not (a) assign this Lease or any of its rights under this Lease, as to all or any portion of the Premises or otherwise, or (b) make or permit any total or partial sale, lease, sublease, assignment, conveyance, license, mortgage, pledge, encumbrance or other transfer of any or all of the Premises or the occupancy or use of any or all of the Premises, voluntarily or involuntarily (each of which is hereinafter referred to as a “Transfer”) (including, by way of example rather than limitation, (i) any sale at foreclosure or by the execution of any judgment, of any or all of Tenant’s rights hereunder, or (ii) any Transfer by operation of law) without first obtaining Landlord’s express written consent thereto (which consent (a) may be given or withheld in the Landlord’s sole discretion and, if given, shall not constitute a consent to any subsequent such Transfer, whether by the person hereinabove named as “Tenant” or by any such transferee, but (b) shall not be deemed to have been given by Landlord’s acceptance of the payment of Rent after such Transfer occurs, with or without Landlord’s knowledge, or by any other act or failure to act by Landlord, other than the giving of such express, written consent, as aforesaid). Without limiting the generality of the foregoing, Landlord shall, in the event of an assignment, be entitled, at its sole discretion, to condition any such consent upon the entry by such person into an agreement with (and in form and substance satisfactory to) Landlord, by which it assumes all of Tenant’s obligations hereunder. Any person to whom any Transfer is attempted without such consent shall have no claim, right or remedy whatsoever hereunder against Landlord, and Landlord shall have no duty to recognize any person claiming under or through the same.
10.1.1.     The foregoing notwithstanding, Landlord shall not unreasonably withhold, condition or delay its consent to a sublease of all or a portion of the Premises, provided that (a) a proposed subtenant's business will not impose a burden on the Property's parking facilities, elevators, common areas or utilities that is greater than the burden imposed by Tenant, in Landlord's reasonable judgment; (b) the proposed subtenant would not cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (c) a proposed subtenant enters into a written sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any Transfer (other than the rent and other obligations set forth in the written sublease) and containing such other terms and conditions as Landlord reasonably deems necessary; (d) the use of the Premises by the proposed subtenant will not be the use permitted by this Lease; (e) Tenant is in default at the time of the request, unless such subtenant shall cure any such default as one of the conditions of Landlord's approval; and (f) if requested by Landlord, the subtenant signs a non-disturbance and attornment agreement in favor of Landlord's lender. No Transfer made with or without Landlord’s consent shall alter or impair the obligations hereunder of any person constituting Tenant, or liable as the guarantor for the obligations of Tenant, before such Transfer, or of any other person holding any interest or obligation hereunder before such Transfer. For purposes of the foregoing provisions of this subsection, a transfer, by any person or persons controlling Tenant on the date hereof, of such control to a person or persons not controlling the Tenant on the date hereof shall be deemed a Transfer of this Lease. Except in connection with a Permitted Transfer (as defined in Section 10.4 below), Landlord shall be entitled to be paid by Tenant any profit derived by Tenant from any Transfer made without Landlord’s consent, as aforesaid.
10.2.    Expenses and Profits; Effect of Consent.

10.2.1.    In the event Landlord elects to permit Tenant to assign or sublet all or a portion of the Premises to a third party except to a Permitted Transferee as defined in Section 10.4 below, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the rent then in effect shall be paid by Tenant to Landlord on a monthly basis as Additional Rent after deduction for Tenant's reasonable expenses incurred in connection with the same (including, brokerage commissions, alterations and legal fees).
10.2.2.    Tenant shall be responsible for all costs and expenses, including attorney’s fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and in addition, Tenant shall pay Landlord (as Additional Rent) an administrative fee of Two Thousand Five Hundred Dollars ($2,500.00).
10.2.3.    The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid written notice of, or from obtaining the consent of Landlord to any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of the Tenant from any covenant or obligation of Tenant under this lease, except as expressly agreed by Landlord in writing.
10.3.    Notwithstanding anything to the contrary contained in this Section 10, and except in the case of a Permitted Transfer (as defined in Section 10.4), Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any request by Tenant to assign this Lease or to sublease space in the Premises for the remainder of the Term of this Lease, to terminate this Lease with respect to said space as of the date of the proposed assignment or sublease. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the annual Base Rent and Additional Rent hereunder, and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord. Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this Section 10.3 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or sublessee, to give Landlord the ability to meet additional space requirements of other tenants of the Building and to permit Landlord to control the leasing of space in the Building. Tenant acknowledges and agrees that the requirements of this Section 10.3 are commercially reasonable and are consistent with the intentions of Landlord and Tenant. In the event Landlord exercises such right of termination, Tenant shall have the right, exercisable by delivery of written notice within five (5) business days of Landlord's election to terminate, to rescind its request to Transfer and continue this Lease.
10.4.    Notwithstanding anything to the contrary contained in this Section 10, provided Tenant is not in default beyond applicable notice and cure periods, Tenant shall have the right, without Landlord's consent, upon twenty (20) business days advance written notice to Landlord (unless Tenant is prohibited from giving advance notice pursuant to applicable legal requirements including SEC regulations, in which case Tenant shall notify Landlord of the same as soon as legally permitted to do so), to assign the Lease or sublet the whole or any part of the Premises to any entity or entities which are owned by Tenant, or which owns Tenant or any entity that controls, is controlled by or is under common control with Tenant (which for purposes hereof, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity, and which shall be referred to herein as “Affiliates”) or to an entity which succeeds to Tenant’s interest in this Lease by reason of a merger, acquisition, reorganization or consolidation (each of the transactions referenced in this Section 10.4 are hereinafter referred to as a "Permitted Transfer," and each surviving entity shall hereinafter be referred to as a "Permitted Transferee"); provided, that such assignment or sublease is subject to the following conditions:

        (a)    Tenant (to the extent it survives) shall remain fully liable under the terms of the Lease;

        (b)    such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease;

        (c)    such Permitted Transferee has a net worth at least equal to the greater of the net worth of Tenant as of the date of this Lease or the net worth of Tenant as of the date of the Permitted Transfer, and
        (d)    such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

Section 11.    Rules and Regulations. Tenant shall have the non-exclusive right, in common with others, to use the common areas in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the common areas and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit “C”, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations, but shall apply and enforce the Rules and Regulation is a non-discriminatory manner against Tenant.
Section 12.    Subordination; Attornment and Non-Disturbance.
12.1.    Subordination. This Lease shall be subject and subordinate to the lien, operation and effect of each mortgage, deed of trust, ground lease and/or other, similar instrument of encumbrance heretofore or hereafter covering any or all of the Premises or the remainder of the Property (and each renewal, modification, consolidation, replacement or extension thereof, including all future advances) (each of which is herein referred to as a “Mortgage”), all automatically and without the necessity of any action by either party hereto; provided that the subordination of this Lease to a future Mortgage is expressly conditioned upon Tenant’s receipt of a SNDA (as defined below) on such future holder's standard form.
12.2.    Attornment and Non-Disturbance. Tenant shall, within ten (10) business days after the request of Landlord or the holder of any Mortgage (herein referred to as a “Mortgagee”), execute, enseal, acknowledge and deliver such further instrument or instruments:
12.2.1.    Evidencing such subordination as Landlord or such Mortgagee deems necessary or desirable, and

12.2.2.    (At such Mortgagee’s request) attorning to such Mortgagee or any successor-in-interest.
12.3.    Rent Paid In Advance. Neither Mortgagee nor any successor-in-interest shall be bound by any payment of Rent for more than one (1) month in advance or any amendment or modification of this Lease made without the express written consent of Mortgagee or successor-in-interest.
12.4.    SNDA.        Landlord shall throughout the Term, use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) on Tenant’s behalf from any current and future Mortgagee or holder of a deed of trust or other hypothecation or security on the Building, on such secured party’s commercially reasonable form. Tenant agrees to promptly execute, acknowledge and deliver the same if it shall conform in substance to the terms and conditions of this Section 12.
Section 13.    Default.
13.1.    Definition. As used in the provisions of this Lease, each of the following events shall constitute, and is hereinafter referred to as, an “Event of Default”:
13.1.1.    If Tenant fails (a) to pay any Base Rent, Additional Rent or other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder (which also expressly includes any failure to timely make any Work Loan Payment) and such failure shall continue for a period of five (5) days after written notice thereof is delivered from Landlord to Tenant; provided, however, that Landlord shall not be obligated to delivery such notice more frequently than twice every twelve (12) months or three (3) times total during the Term, or (b) to comply with any term, provision or covenant of this Lease, including, without limitation, the Rules and Regulations, which failure is not cured within thirty (30) days after delivery to Tenant of written notice of the occurrence of such failure; provided, however, that if the failure identified is incapable of being cured within such thirty (30) day period for reasons which are beyond the reasonable control of Tenant, then such thirty (30) day cure period shall be extended for an additional reasonable amount of time not in excess of ninety (90) additional days as may be necessary for Tenant to effect such cure, so long as Tenant proceeds diligently to effect such cure upon its receipt of Landlord’s written notice, and provided, further, that if any such failure creates a hazardous condition, or causes Landlord to be in default under any Mortgage on the Building or subjects Landlord to any material civil or criminal liability, then in any such event Landlord shall have the right to cure such failure and Tenant shall be responsible for the actual out-of-pocket costs incurred by Landlord to cure such failure on Tenant’s behalf; or
13.1.2.    If Tenant (a) applies for or consents to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (b) files a voluntary petition in bankruptcy or admits in writing its inability to pay its debts as they come due, (c) makes an assignment for the benefit of its creditors, (d) files a petition or an answer seeking a reorganization or any arrangement with creditors, or seeks to take advantage of any insolvency law, (e) performs any other act of bankruptcy, or (f) files an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding; or
13.1.3.    If (a) an order, judgment or decree is entered by any court of competent jurisdiction adjudicating Tenant a bankrupt or an insolvent, approving a petition seeking such a reorganization, or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, or (b) there otherwise commences as to

Tenant or any of its assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law, and if such order, judgment, decree or proceeding continues unstayed for more than sixty (60) consecutive days after any stay thereof expires.
13.2.    [Intentionally Omitted]
13.3.    [Intentionally Omitted]
13.4.    Landlord’s Rights on Event of Default.
13.4.1.    Upon the occurrence of any Event of Default, Landlord shall have the option in its sole and exclusive discretion to pursue any one or more of the following remedies, using appropriate legal proceedings, but without any notice (except as expressly prescribed in Section 13.1.1 above) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations due except as expressly prescribed in Section 13.1.1 above or expressly stated elsewhere in this Lease and waives any and all other notices or demand requirements imposed by applicable law):
(a)    re-enter and repossess any or all of the Premises and any or all improvements thereon and additions thereto; and/or
(b)    declare to be due and payable immediately the sum of (i) the worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus (ii) an amount (the "Election Amount") equal the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present fair market rental value of the Premises as reasonably determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of eight (8) percentage point. Accelerated payments payable hereunder shall not constitute a penalty or forfeiture, but shall merely constitute payment of Rent in advance as liquidated damages; and/or
(c)    terminate this Lease by giving written notice of such termination to Tenant, which termination shall be effective as of the date of such notice or any later date therefor specified by Landlord therein (provided, that without limiting the generality of the foregoing provisions of this Subparagraph 13.4.1(c), Landlord shall not be deemed to have accepted any abandonment or surrender by Tenant of any or all of the Premises or Tenant’s leasehold estate under this Lease unless Landlord has so advised Tenant expressly and in writing, regardless of whether Landlord has reentered or relet any or all of the Premises or exercised any or all of Landlord’s other rights under the provisions of this Section 13 or applicable law); and/or
(d)    in Landlord’s own name (but either (i) as agent for Tenant, if this Lease has not then been terminated, or (ii) for the benefit of Tenant, if this Lease has then been terminated), relet any or all of the Premises with or without any additional premises, for any or all of the remainder of the Term (or, if this Lease has then been terminated, for any or all of the period which would, but for such termination, have constituted the remainder of the Term) or for a period exceeding such remainder, on such terms and subject to such conditions as are acceptable to the Landlord in its sole and absolute discretion (including, by way of example rather than of limitation, the commercially reasonable alteration of any or all of the Premises in any manner which, in Landlord’s judgment, is necessary or desirable as a condition to or otherwise in connection with such reletting, and the allowance of one or more concessions or “free-rent” or reduced-rent periods), and collect and receive the rents therefor. Anything contained in the provisions of this Lease or applicable law to the contrary notwithstanding, (i) Landlord shall not have any duty or obligation to relet any or all of the Premises as the result of any Event of Default, or any liability to Tenant or any other person for any failure to do so or to collect any rent or other sum due from any such reletting; (ii) Tenant shall have no right in or to any surplus which may be derived by the Landlord from any such reletting, in the event that the proceeds of such reletting exceed any Rent, installment thereof or other sum owed by the Tenant to Landlord hereunder; and (iii) Tenant’s liability hereunder shall not be diminished or affected by any such failure to relet or the giving of any such initial or other commercially reasonable concessions or “free-rent” or reduced rent periods in the event of any such reletting. In the event of any such reletting, Tenant shall pay to Landlord, at the times and in the manner specified by the provisions of Section 2 (unless Landlord has elected to recover the Election Amount hereunder, in which event Tenant shall be obligated to pay such Election Amount), (i) the installments of the Base Rent and any Additional Rent accruing during such remainder (or, if this Lease has then been terminated, damages equaling the respective amounts of such installments of the Base Rent and any Additional Rent which would have accrued during such remainder, had this Lease not been terminated), less any monies received by Landlord with respect to such remainder from such reletting of any or all of the Premises, plus (ii) the reasonable out of pocket cost to Landlord of any such reletting (including, by way of example rather than limitation, any reasonable attorneys’ fees, leasing or brokerage commissions, repair or improvement expenses and the expense of any other actions taken in connection with such reletting), plus (iii) any other sums for which Tenant is liable under the provisions of Subparagraph 13.4.4; and/or
(e)    cure such Event of Default in any other manner; and/or
(f)    pursue any combination of such remedies and/or any other right or remedy available to Landlord on account of such Event of Default under this Lease and/or at law or in equity, and nothing herein contained shall limit or prejudice Landlord’s right to prove for and obtain as damages, by reason of any termination or otherwise, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved.
13.4.2.    No such expiration or termination of this Lease, or summary dispossession proceedings, abandonment, reletting, bankruptcy, re-entry by the Landlord or vacancy, shall relieve the Tenant of any of its liabilities and obligations under this Lease (whether or not any or all of the Premises are relet), and the Tenant shall remain liable to the Landlord for all damages resulting from any Event of Default, including but not limited to, any damage resulting from the breach by Tenant of any of its obligations under this Lease to pay Rent and any other sums which the Tenant is obligated to pay hereunder.
13.4.3.    Landlord may also recover from Tenant to the extent permitted under the laws of Maryland, the unamortized value and cost of all allowances and concessions granted to Tenant under the Lease.
13.4.4.    On the occurrence of an Event of Default, Tenant shall, immediately on its receipt of a written demand therefor from Landlord, reimburse Landlord for all expenses (including, by way of example rather than of limitation, any and all reasonable repossession costs, management expenses, operating expenses, legal expenses and attorneys’ fees) incurred by Landlord (a) in curing or seeking to cure any Event of Default and/or (b) in exercising or seeking to exercise any of Landlord’s rights and remedies under the provisions of this Lease and/or at law or in equity on account of any Event of Default, and/or (c) otherwise arising out of any Event of Default, and/or (d) (regardless of whether it constitutes an Event of Default) in connection with any action, proceeding, or manner of the types referred to in the provisions of Subparagraphs 13.1.2 and 13.1.3.
13.4.5.    Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, and except as is herein otherwise provided, Tenant, for itself and all persons claiming through or under Tenant (including any leasehold mortgagee or other creditors), also waives any and all right of redemption or re-entry or repossession in case Tenant is dispossessed by a judgment or warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease. The terms “enter”, “re-enter”, “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meanings.
13.4.6.    Any amounts due to Landlord hereunder in this Lease shall accrue interest at equal to the lesser of (a) eighteen percent (18%) per annum or (b) the highest rate permitted by Applicable Law (the “Default Rate”).
13.5.    Landlord’s Security Interest. In addition to any lien for rent available to Landlord, Landlord shall have, and Tenant hereby grants to Landlord, a continuing security interest for all Rent and other sums of money becoming due hereunder from Tenant, upon all of Tenant’s Personal Property (as defined below) located on the Premises. Following an Event of Default which would entitle Landlord to terminate this Lease (i.e., a monetary or material non-monetary Event of Default), Landlord shall have, in addition to any other remedies provided herein or by law, all of the rights and remedies afforded to secured parties under the provisions of the Uniform Commercial Code, as codified in Maryland (hereinafter referred to as “the Code”), including by way of example rather than of limitation (a) the right to sell Tenant’s said property at public or private sale upon ten (10) days’ notice to Tenant, and (b) the right to take possession of such property without resort to judicial process in accordance with the provisions of Section 9-503 of the Code. Tenant shall, on its receipt of a written request therefor from Landlord, execute such financing statements and other instruments as are necessary or desirable, in Landlord’s judgment, to perfect such security interest. Except during the continuance of an Event of Default, Tenant shall have the right to remove and dispose of any Personal Property in the ordinary course of business free and clear of said security interest.
13.5.1.    Notwithstanding the foregoing, upon Tenant’s request Landlord agrees to execute a statement acknowledging that Landlord agrees to subordinate any such lien and security interest to any lien or security interest granted by Tenant in or to any of its tangible personal property located in the Premises (“Personal Property”) as security for indebtedness. Such subordination shall be on Landlord’s standard form, and in order to be binding upon Landlord, Landlord must be provided with a fully executed copy of such subordination document within ninety (90) days after full execution thereof. Notwithstanding the foregoing, if Tenant shall secure any financing, Landlord shall, within twenty (20) days after request by Tenant and provided Tenant is not then in an Event of Default, execute and deliver to the party providing any such financing such subordination of any lien Landlord may have on such Personal Property, which waiver may authorize the secured party to enter upon the Premises and remove the Personal Property in question if Tenant defaults under the terms of any such security agreement, upon providing proof of insurance and agreeing to indemnify Landlord for damage caused by such entry and removal. Any such security agreement shall expressly provide that the secured party will, in the event Tenant shall default thereunder, give Landlord not less than ten (10) days' notice of such default before exercising its rights to remove any such Personal Property. Notwithstanding the foregoing, in no event shall Tenant grant a security interest in any permanently installed improvements including but not limited to (a) heating, ventilation and air conditioning equipment (HVAC); (b) lighting and all other electrical fixtures and equipment; and (c) plumbing fixtures and equipment including hot water heaters, water systems, sprinkler systems, and the like. To cover Landlord’s costs related to this subordination, Tenant shall pay to Landlord the greater of (a) Five Hundred and 00/100 Dollars ($500.00), or (b) those expenses (including attorney’s fees) actually incurred by Landlord in connection with this subordination, payable as Additional Rent (the “Lien Waiver Review Charge”). Notwithstanding the foregoing, upon Tenant Request, Landlord agrees to waive the first Lien Waiver Review Charge.
13.6.    Default by Landlord. If Landlord violates any of its obligations under the provisions of this Lease, Tenant may (subject to the operation and effect of the provisions of Subparagraph 2.3.3 requiring Tenant to pay all Rent when due, without deduction or set-off whatsoever) exercise any right or remedy which it holds on account thereof hereunder, at law or in equity; provided, that if any or all of the Premises is then subject to any first Mortgage, Tenant shall not exercise any of its rights or remedies on account thereof unless and until it has given written notice of its intention to do so, by certified or registered mail, return receipt requested, to the Mortgagee under such first Mortgage, specifying therein the nature of such default in reasonable detail, and unless such Mortgagee has not cured such default on Landlord’s behalf within thirty (30) days after such notice is given.
13.7.    In the event of an Event of Default described in subsections 13.1.2. or 13.1.3. of this Lease, any assumption and assignment must conform with the requirements of the Federal Bankruptcy Code, as such may be amended, which provides, in part, that the Landlord must be provided with adequate assurances (i) of the source of rent and other consideration due under this Lease; (ii) that the financial condition and operating performance of any proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of Tenant and its guarantors, if any, as of the date of execution of this Lease; and (iii) that any assumption or assignment is subject to all of the provisions of this Lease (including, but not limited to, restrictions as to use) and will not breach any such provision contained in any other lease, financing agreement or other agreement relating to the Building.
(a)    In order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Tenant must fulfill the following obligations, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: (i) all monetary Events of Defaults under subsection 13.1.1. of this Lease must be cured within ten (10) days after the date of assumption; (ii) all other Events of Defaults under subsection 13.1.1. of this Lease must be cured within fifteen (15) days after the date of assumption; (iii) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) days after the date of assumption; and (iv) Landlord must receive within ten (10) days after the date of assumption a security deposit in the amount of six (6) monthly installments of Base Rent (using the annual Base Rent in effect for the first full month immediately following the assumption) and an advance prepayment of annual Base Rent in the amount of three (3) monthly installments of Base Rent (using the annual Base Rent in effect for the first full month immediately following the assumption), both sums to be held by Landlord in accordance with Section 2.6. above and deemed to be rent under this Lease for the purposes of the Bankruptcy Code as amended and from time to time in effect.
(b)    In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord shall be provided with (i) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (ii) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant’s obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant’s obligations under this Lease.
Section 14.    Estoppel Certificate. Tenant shall from time to time, within ten (10) business days after being requested to do so by the Landlord or any Mortgagee, execute, enseal, acknowledge and deliver to the Landlord (or, at Landlord’s request, to any existing or prospective purchaser, transferee, assignee or Mortgagee of any or all of the Premises, the Property, any interest therein or any of Landlord’s rights under this Lease) an instrument in recordable form, acknowledging and agreeing that any statement contained in such certificate may be relied upon by Landlord and any such other addressee, and certifying: (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the Base Rent and any Additional Rent and other charges arising hereunder have been paid; (c) as to the amount of any prepaid Rent or any credit due to Tenant hereunder; (d) that Tenant has accepted possession of the Premises, and the date on which the Term commenced; (e) as to whether, to the best knowledge, information and belief of the signer of such certificate, Landlord or Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (f) as to any other fact or condition reasonably requested by Landlord or such other addressee. At Landlord's option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord's performance, (c) not more than one month's Base Rent has been paid in advance, (d) all Improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations and (e) Tenant has taken possession of the Premises.
Section 15.    Quiet Enjoyment. Landlord hereby covenants that, subject to matters of record as of the date hereof, Tenant, on paying the Rent and performing the covenants set forth herein, shall peaceably and quietly hold and enjoy, without interference by Landlord throughout the Term, (a) the Premises, and (b) such rights as Tenant may hold hereunder with respect to the remainder of the Property. Nothing in the provisions of this Lease shall be deemed to impose upon Landlord any liability on account of any act or failure to act by any person other than the Landlord (or, where expressly so provided herein, Landlord’s agents and employees). Any diminution or shutting off of light or air by any structure, which is now, or hereafter erected on the Property or upon property adjacent to the Property shall not affect this Lease or impose any liability on Landlord.
Section 16.    Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as UPS, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in the preceding clause (a) or (b) . Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with the preceding clause (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with the preceding clause (b); or (z) upon transmission, if given in accordance with the preceding clause (c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises (after the Rent Commencement Date), or to Landlord or Tenant (prior to the Rent Commencement Date) at the addresses shown in the preamble to this Lease. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes. A copy of any notice of default to Tenant shall also be sent to Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210, Attn: Real Estate Department.
Section 17.    General.
17.1.    Effectiveness. The submission of this Lease for review does not constitute a reservation of or option for the Premises or any other space in the Building and shall not vest any right in Tenant. This Lease shall become effective on and only on its execution and delivery by each party hereto.
17.2.    Complete Understanding. This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same. No inducements, representations, understandings or agreements have been made or relied upon in the making of this Lease, except those specifically set forth in the provisions of this Lease. Neither party hereto has any right to rely on any other prior nor contemporaneous representations made by anyone concerning this Lease which are not set forth herein.
17.3.    Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto.
17.4.    Applicable Law. This Lease shall be given effect and construed by application of the law of Maryland without regard to choice of law principles and any action or proceeding arising hereunder shall be brought in the courts of Maryland.
17.5.    No Waiver of Rights. Landlord shall not be deemed to have waived the exercise of any right, which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by Landlord in exercising any such right shall be deemed a waiver of its future exercise). No such waiver as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.
17.6.    Time of Essence. All times or dates set forth in this Lease shall be of the essence of this Lease, including specifically, but without limitation, any date set forth herein for the expiration of the Term, or for the expiration of Tenant’s right to extend the Term, if any.
17.7.    Headings. The headings of the sections, paragraphs and subparagraphs hereof are provided herein for and only for the convenience of reference, and shall not be considered in construing their contents.
17.8.    Construction. As used herein, the term “person” means a natural person, a trustee, a corporation, a partnership and any other form of legal entity; and all references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (c) to any section, paragraph or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such section, paragraph or subparagraph of this Lease.
17.9.    Exhibits. Each writing or plat referred to herein as being attached hereto as an exhibit or otherwise designated herein as an exhibit hereto is hereby made a part hereof.

17.10.    Severability. No determination by any court, governmental body or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, Applicable Law.
17.11.    Definition of “Landlord”.
17.11.1.    As used herein, the term “Landlord” means the person hereinabove named as such, and its heirs, personal representatives, successors and assigns (each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as Landlord).
17.11.2.    No person holding Landlord’s interest hereunder (whether or not such person is named as “Landlord” herein) shall have any liability hereunder after such person ceases to hold such interest, except for any such liability accruing while such person holds such interest.
17.11.3.    No Mortgagee not in possession of the Premises or the Building shall have liability hereunder.
17.11.4.    Neither Landlord nor any principal of Landlord, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in performing any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord’s interest in the Property to satisfy Tenant’s remedies on account thereof.
17.12.    Definition of “Tenant”. As used herein, the term “Tenant” means the entity hereinabove named as such and such entity’s successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as Tenant; provided, that no such right or privilege shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is made in accordance with the provisions of Section 10. Whenever two or more persons constitute Tenant, all such persons shall be jointly and severally liable for performing Tenant’s obligations hereunder.
17.13.    Commissions. Each party hereto represents and warrants to the other that, other than as is set forth hereinbelow, in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof. Each party hereto shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation. The rights, obligations, warranties and representations of the parties hereto under the provisions of this paragraph shall survive termination of this Lease. The parties hereto acknowledge and agree that, in connection with their entry into this Lease, they have not utilized the services of any broker other than Scheer Partners, Inc. Landlord shall pay to such brokers any and all commissions due to it for such services in accordance with the provisions of a written brokerage agreement by and between Landlord and such brokers.
17.14.    Approval by Mortgagees. Anything contained in the provisions of this Lease to the contrary notwithstanding, Landlord shall be entitled at any time hereafter, but before Landlord delivers possession of the Premises to Tenant hereunder, to terminate this Lease by giving written notice thereof to Tenant, if any Mortgagee fails to approve this Lease. Landlord shall use commercially reasonable efforts to obtain a SNDA from its Mortgagee.

17.15.    Other Waivers. Failure by either party to declare an Event of Default (or a default by Landlord) immediately upon its occurrence, or delay in taking any action in connection with an Event of Default (or a default by Landlord), shall not constitute a waiver of default, but the non-defaulting party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in this Lease above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy constitute forfeiture or waiver of any rent or damages accruing to the non-defaulting party by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by either party to enforce one or more of the remedies provided upon an Event of Default (or a default by Landlord) shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises or a termination of this Lease unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No custom or practice which may develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without written notice thereof to the other party. LANDLORD AND TENANT EACH AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE OR ANY MATTER ARISING HEREUNDER.
17.16.    Covenants as to Hazardous Materials.
17.16.1.    “Hazardous Materials” shall mean (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof, including petroleum and any fractions thereof or petroleum-based products, any substance that with the passage of time may constitute a public or private nuisance, or which now or subsequently are found to have or likely have an adverse effect on the environment or the health and safety of persons or animals or the presence of which require investigation or remediation under any Environmental Law or governmental policy, and (ii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Clean Water Act, 33 U.S.C. § 1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., Environment Article of the Maryland Annotated Code, Section 4-401 et seq., and any similar federal, state or local legal requirements, and all regulations, guidelines, orders, directives and other requirements thereunder, all as may be amended or supplemented from time to time.
17.16.2.    “Environmental Laws” means any federal, state and local laws, orders, agreements and ordinances relating to the protection of human health or the environment or the regulation, keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations and guidance, orders or agreements issued or signed pursuant to any of such laws or ordinances.

17.16.3.    Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Property in violation of Environmental Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Property, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (i) migration of Hazardous Materials from outside the Premises not caused by a Tenant Party, (ii) to the extent such contamination is caused by actions of Landlord, or its employees, agents, contractors or invitees, or (iii) such contamination existed in the Premises on the Lease Commencement Date) or (d) contamination of the Property occurs as a result of Hazardous Materials that are placed on or under or are released into the Property by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Property or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (y) damages arising from any adverse impact on marketing of space in the Property or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Property, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Property, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.
17.16.4.    Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws, including Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any Environmental Laws, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Environmental Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Property for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”) a copy of which is attached hereto as Exhibit “F”. Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.
17.16.5.    Notwithstanding the provisions of this Sections 17.16, if (a) Tenant or any proposed Transferee of Tenant has been required by any prior landlord, Mortgagee or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer (with respect to any such matter involving a proposed Transferee).
17.16.6.    At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Property or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials for which Tenant is responsible pursuant to this Lease exist at the Property in violation of this Lease.
17.16.7.    If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant's responsibility for such tanks shall be as set forth in this Section.
17.16.8.    Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.
17.16.9.    Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Property is located (the “UBC”)) within the Property for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 17.16 is specific to Tenant and shall not run with the Lease in the event of a Transfer. In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Property in excess of New Tenant’s Share of the Building, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building is not greater than New Tenant’s Share of the Building. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures
17.16.10.    Tenant’s obligations under this Section 17.16 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 1.4.
17.17.    Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting Landlord’s and Tenant’s rights and obligations under this Lease, as stated in the other sections thereof, Landlord and Tenant agree that, irrespective of the reasons therefor, in the event Tenant fails to take possession of the Premises and commence paying Base Rent hereunder within twenty (20) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Nothing contained in this Section 17.17. shall be construed to limit Landlord’s right and remedies hereunder or otherwise with respect to the failure by Tenant to take possession of the Premises and/or commence paying Rent hereunder.
17.18.    Landlord Obligations Independent. Tenant shall not for any reason withhold or reduce Tenant’s required payments of rentals and other charges provided in this Lease, it being agreed that the obligations of Landlord under this Lease are independent of Tenant’s obligations except as may be otherwise expressly provided. The immediately preceding sentence shall not be deemed to deny Tenant the ability of pursuing all rights granted it under this Lease or at law; however, at the direction of Landlord, Tenant’s claims in this regard shall be litigated in proceedings different from any litigation involving rental claims or other claims by Landlord against Tenant (i.e., each party may proceed to a separate judgment without consideration, counterclaim or offset as to the claims asserted by the other party) unless such claim is mandatory and cannot be litigated in separate proceeding.

17.19.    Landlord’s Consent. In all circumstances under this Lease where the prior consent of Landlord is required before Tenant is authorized to take any particular type of action and, pursuant to the express terms of this Lease Landlord may grant or withhold its consent in its sole and absolute discretion, and Tenant agrees that its exclusive remedy if it believes that such consent has been withheld improperly shall be to institute litigation either for a declaratory judgment or for a mandatory injunction requiring that such consent be given (with Tenant hereby waiving any claim for damages, attorneys’ fees or any other remedy).
17.20.    Reserved.
17.21.    Successors and Assigns. All covenants and obligations contained in this Lease shall bind and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon Tenant and its permitted successors and assigns.
17.22.    Prohibition against Recording. Tenant shall not record this Lease. Without the prior written consent of Landlord, Tenant shall not record any memorandum of this Lease, short form of this Lease, or other reference to this Lease.
17.23.    Multiple Parties. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire Rent and other payments specified herein.
17.24.    Financial Statements. From time to time but no more frequently than once per calendar year, except in connection with a sale or financing, and at all times following an Event of Default, following Landlord's written request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than ten (10) business days' advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant's financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor's financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant hereby authorizes Landlord, from time to time, without notice to Tenant, to obtain a credit report or credit history on Tenant form any credit reporting company. So long as Tenant or a parent company of Tenant with whom Tenant’s financials are consolidated is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 17.24 shall not apply.
Section 18.    Tenant’s Anti-Terrorism Representation.
    Tenant hereby represents and warrants that Tenant, nor any of its respective officers, or directors, is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) – (v) above are herein referred to as a “Prohibited Person”).
    Neither Tenant nor any of their respective officers or directors, shall (a) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Tenant agrees to indemnify and hold Landlord harmless from and against all Claims that arise out of or relate to Tenant’s engagement in any activity associated with either (a) or (b) set forth above. If Landlord incurs any liability as a result of Tenant's violation of the provisions of this Section, the same shall be considered an immediate Event of Default and Landlord shall not be required to grant Tenant any cure period prior to exercising its rights under this Lease, including, without limitation, termination of the Lease.
Section 19.    Option to Renew
19.1.    Provided that no Event of Default shall have occurred at the time of Tenant’s exercise of the applicable option or at the commencement of the applicable extended term, Tenant is hereby granted the option to renew (a “Renewal Option”) the Term for (1) additional term of five (5) years (the “Renewal Term”), in accordance with the terms of this Section 19. Tenant may elect to exercise the Renewal Option only on the entirety of the Premises. Tenant shall provide to Landlord on a date which is prior to the date that the option period would commence (if exercised) by at least two hundred seventy (270) days, but not more than three hundred sixty-five (365) days, a written notice of the exercise of the option to extend the Lease for the Renewal Term. Such notice shall be given in accordance with Section 16 of the Lease. If notification of the exercise of the Renewal Option is not so given and received, time hereby being of the essence, the Renewal Option granted hereunder shall automatically expire. Base Rent applicable to the Premises for each Renewal Term shall be equal to the lesser of (i) one hundred three percent (103%) of the Base Rent payable during the Lease Year prior to the Renewal Term, and (ii) one hundred percent (100%) of the Fair Market Rental (as hereinafter defined). All other terms and conditions of the Lease shall remain the same, except following Tenant’s proper exercise of the Renewal Option, Tenant shall have no further options to renew the Term of this Lease.
19.2.    If Tenant exercises the Renewal Option, Landlord shall determine the Fair Market Rental by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within thirty (30) days after Tenant exercises its Renewal Option. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the Fair Market Rental within which to accept such Fair Market Rental. Notwithstanding the foregoing, at any time within three (3) business days (“Tenant’s Rejection Period”) after Landlord’s delivery to Tenant of the Landlord’s determination of the Fair Market Rental, Tenant may withdraw in writing its notice exercising the option to extend in which case this Lease shall expire in accordance with the provisions of the Lease, time hereby being of the essence. In the event Tenant fails to rescind the exercise of the option to extend within Tenant’s Rejection Period, then Tenant’s exercise of the Renewal Option shall be in full force and effect and Tenant shall not have any further right to rescind Tenant’s exercise. Upon determination of the Base Rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined. The term "Fair Market Rental" shall mean the annual amount per rentable square foot that a willing, comparable tenant would pay and a willing, comparable landlord of a similar first-class life science building in the same geographic area as the Building would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, and real estate taxes) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or otherwise); (iii) rent abatement provisions reflecting free rent and/or no rent during the renewal lease term; (iv) length of renewal lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions and concessions for tenancy for similar space. The Fair Market Rental may also designate periodic rental increases and similar economic adjustments. The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the Renewal Option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the Renewal Option period.
Section 20.    Notice of Negotiation.    In the event Landlord delivers to an unaffiliated third party a proposal to Lease for any available lab and office (spec) suite space located on the second (2nd) floor of the Building, Landlord shall endeavor to advise Tenant of the same.
Section 21.    Signage.    Landlord shall furnish and install building-standard suite entry signage with Tenant’s name and suite number, as well as a listing in the building directory, at Landlord’s cost. The design, size, location and materials of such signage shall be in accordance with Landlord's standard building signage package. Any changes in the building standard graphics on the door to the Premises or the building directory following their initial installation shall be subject to Landlord's approval and shall be made at Tenant's sole cost and expense. Tenant shall have the right, at Tenant’s sole cost, and subject to all Applicable Law, including applicable zoning requirements, any covenants and restrictions of record, and Landlord’s signage and design criteria, including but not limited to, Landlord’s approval of the size, location and installation, shall be permitted to place one (1) exterior sign on the Building façade in the location shown on Exhibit “G” attached hereto, provided that: (i) Tenant is leasing and in occupancy of at least a minimum of 15,000 square feet of Rentable Area in the Building; and (ii) no Event of Default of Tenant shall have occurred at any time during the Term of the Lease. Tenant shall not be permitted to place exterior signage on the Building until such time as all of the foregoing conditions have been met. If Tenant is permitted to place exterior signage on the Building pursuant to this provision and thereafter fails to meet the conditions set forth in subparagraphs (i) and (ii) above, Landlord shall have the right to require Tenant to remove its exterior signage at Tenant’s sole cost and expense. Tenant will be required to have an annual maintenance contract providing for the ongoing maintenance of such sign. If Tenant fails to comply with the foregoing maintenance or removal requirements of this Section 21, Landlord may, but shall not be obligated to, perform some repairs or removal at Tenant’s sole cost (with Tenant reimbursing Landlord for such costs within thirty (30) days following request therefore). The signage rights granted to Tenant in this Paragraph are personal to the original Tenant and may not be assigned by or to any other person or entity (other than a Permitted Transferee). The costs of the Tenant’s signage shall be borne by Tenant but may be paid from the Improvement Allowance, as defined in Exhibit “B-1”, to the extent available. At no cost to Landlord, Landlord shall provide reasonable cooperation to Tenant and shall sign such commercially reasonable applications or other documents reasonably required in order for Tenant to obtain required approvals from the local jurisdiction for any signs described herein (at no cost to Landlord).
Section 22.    Generator.
22.1.    Landlord agrees to permit Tenant to install, operate, maintain and replace an uninterrupted power source, stationary batteries, electrical facilities, chargers, and/or generators (the “Generator”) in a location to be determined by Landlord, provided Tenant obtains all necessary approvals, permits and licenses from all Governmental Authorities having jurisdiction over such matters and Tenant’s right to install such Generator shall be subject to and at all times be in compliance with Applicable Law. At no cost to Landlord, Landlord shall reasonably cooperate with Tenant with obtaining all such necessary approvals, permits and licenses including signing such commercially reasonable applications or other documents reasonably required in order for Tenant to obtain required approvals from the local jurisdiction for the Generator. Tenant shall install the Generator in a good and safe manner in accordance with the terms and conditions of the Lease, including without limitation, Sections 5.3 and 17.16 hereof. Prior to installing the Generator, Tenant shall obtain Landlord’s prior written consent to Tenant’s plans, method of installation, equipment and materials. Tenant shall reimburse Landlord for Landlord’s out of pocket costs and expenses incurred in reviewing Tenant’s plans for the Generator and for monitoring the installation thereof. At all times the Generator shall be maintained in a good and safe manner and operated in accordance with all provisions of this Lease and all applicable Environmental Laws and, in addition to any other indemnity obligations Tenant may have under this Lease, Tenant hereby agrees to indemnify and hold Landlord harmless against any Claims related to Tenant’s installation, maintenance and use of the Generator. Tenant shall provide reasonable notice to Landlord of the time and date upon which it desires to install the Generator. Landlord shall have the right to have a representative present at the installation of the Generator in order to approve the method of installation and performance thereof. The Generator shall be screened in a manner and design acceptable to Landlord in its sole discretion. At the expiration or earlier termination of this Lease, at Landlord’s option which must be exercised at least ninety (90) days prior to the expiration of this Lease), the Generator shall be removed from its location at Tenant's sole cost and Tenant shall restore such area to the condition existing prior to such installation, and any damage caused by such removal shall be repaired at Tenant's sole cost. If Landlord has required Tenant to remove the Generator at the expiration or earlier termination of the Term of this Lease and Tenant fails to so remove the Generator within ten (10) days following the termination of this Lease, Tenant hereby authorizes Landlord to remove and dispose of the Generator and charge Tenant for all costs and expenses incurred. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord. Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Lease. Tenant understands that Tenant shall pay all costs associated with the acquisition, installation, use and operation (including all utility costs), maintenance, repair and replacement of, removal and utilities for such Generator.
22.2.    Additionally, Landlord shall permit Tenant to connect certain pieces of equipment located in the Premises to the Building’s backup generator, provided that the aggregate load of such connected equipment shall not exceed five (5) watts per square foot. Tenant shall pay all costs and expenses related to such connection (including, without limitation, costs incurred to rewire circuits, if required); however, Landlord shall not charge Tenant any rent or access fee for such connection to the Building’s backup generator provided Tenant complies with the terms and provisions of this Lease. The costs of operating, maintaining, and repairing the Building’s backup generator will be included in Operating Costs. Tenant expressly acknowledges and agrees that Landlord does not warrant or guaranty that such backup generator will be operational at all times or that emergency power will be available to the Premises when needed. Tenant’s use of the Building’s backup generator shall be at Tenant’s sole risk.
Section 23.    Rooftop Equipment.    Landlord hereby agrees that Tenant shall have, subject to the rights of Landlord and of other roof-top users in the Building, non-exclusive access to and use of a portion of the Building roof for Tenant to install, maintain and operate certain equipment in connection with Tenant's operation of its business in the Premises (including appropriate conduit and utilities for the operation thereof)(the “Rooftop Equipment”), the location of which shall be selected by Landlord. In the event Tenant wishes to place the Rooftop Equipment on the roof, it shall be (a) screened in a manner and design acceptable to Landlord in its sole discretion, (b) installed and maintained in compliance in all aspects with all Applicable Law, (c) subject to Landlord’s approval on use and method of attachment, and (d) at Tenant’s sole cost and expense, including all reasonable out-of-pocket third-party consulting and administrative fees, if any, incurred by Landlord in connection with Tenant's use of the roof. Landlord reserves the right to require Tenant (i) to use Landlord’s roofing contractor in connection with any work to be performed on the roof of the Building, and (ii) to relocate the Rooftop Equipment on a temporary or permanent basis consistent with Landlord's reserved rights to use, maintenance, repair, and replacement of the roof. Tenant shall indemnify Landlord against any costs in connection with the voiding of the warranty for the roof if caused by Tenant’s use of the roof of the Building as provided herein. Tenant hereby agrees that such right shall be personal to Tenant or a Permitted Transferee only and Tenant’s use thereof shall be in connection with Tenant’s intended use of the Premises only.

[Signature Page Follows]

    IN WITNESS WHEREOF, each party hereto has executed and ensealed this Lease or caused it to be executed and ensealed on its behalf by its duly authorized representatives, the day and year first written above.

        LANDLORD:

        7495 RP, LLC

    By:/s/ William C. Robertson
         Name:William C. Robertson
         Title:Manager

    TENANT:

        CARTESIAN THERAPEUTICS, INC.

    By:/s/ Blaine Davis
         Name:Blaine Davis
         Title:Chief Financial Officer

EXHIBIT “A”

Premises

[***]

EXHIBIT “B”

Landlord Construction
[***]

EXHIBIT “B-1”

Tenant Construction
[***]

SCHEDULE “B-2”

CONSTRUCTION RULES AND REGULATIONS
[***]

SCHEDULE B-3

FINAL RELEASE AND WAIVER OF LIENS

[***]

AFFIDAVIT
[***]

SCHEDULE A TO AFFIDAVIT

[***]

EXHIBIT “C”

Current Rules and Regulations
[***]

EXHIBIT “D”

[***]

EXHIBIT “E”

Parking Plan
[***]

EXHIBIT “F”

Hazardous Materials Documents
[***]

EXHIBIT “G”

Location of Exterior Sign
[***]